Exhibit 99.4

CONSENT OF DIRECTOR

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a potential director in the Registration Statement on Form S-1 of The ExOne Company, and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Raymond J. Kilmer
Name:	Raymond J. Kilmer
Date:	January 7 , 2013